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EXHIBIT 99.01

FOR IMMEDIATE RELEASE

HERBST GAMING, IGT ANNOUNCE CLOSING OF SLOT ROUTE TRANSACTION

LAS VEGAS, NV—February 26, 2003 /PRNewswire/—Herbst Gaming, Inc. ("Herbst Gaming" or the "Company") and International Game Technology (NYSE: IGT) today announced the closing of the previously announced Anchor Coin slot route transaction for a purchase price of approximately $61.0 million.

Ed Herbst, President of Herbst Gaming stated: "We are pleased to close the Anchor Coin transaction and look forward to the expansion of the number of our gaming locations, as we continue our efforts to provide an exciting and entertaining experience to our customers."

Rich Baldwin, Director of Corporate Finance for IGT commented "We are pleased with the consummation of the slot route transaction and are confident that Herbst Gaming will continue to serve our former customers and employees well." Added Baldwin, "We wish Herbst the best and look forward to furthering the relationship between the two companies."

Additional information is available in the "Investors Relations" section of the Company's website at www.herbstgaming.com.

This press release may be deemed to contain certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, and acquisitions, of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, financial market risks, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission.

For information contact:
Mary Beth Higgins
Herbst Gaming
(702) 740-4576

Robert McIver
IGT
(775) 448-0110

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  EXHIBIT 99.01
HERBST GAMING, IGT ANNOUNCE CLOSING OF SLOT ROUTE TRANSACTION